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                                                                   Exhibit 4.11


                    COMMON SECURITIES SUBSCRIPTION AGREEMENT

          SUBSCRIPTION AGREEMENT, dated as of November 4, 2002 (this "Agreement"), between New York Community Capital Trust V, a statutory trust formed under the laws of the State of Delaware (the "Trust"), and New York Community Bancorp, Inc., a Delaware corporation (the "Buyer"), relating to the Trust's Common Securities (liquidation amount $50 per Common Security) representing undivided beneficial interests in the Trust (the "Common Securities").

          WHEREAS, the Buyer, as sponsor of the Trust, desires to purchase from the Trust, and the Trust desires to sell to the Buyer, certain of the Trust's securities.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. The Buyer hereby subscribes for and offers to purchase and the Trust hereby accepts such offer and agrees to issue and sell to the Buyer, 170,104 Common Securities with an aggregate liquidation amount with respect to the assets of the Trust of Eight Million Five Hundred Five Thousand Two Hundred Dollars ($8,505,200) in consideration of the payment on or before the date hereof of Five Million Six Hundred Forty-Four Thousand Fifty Dollars and Seventy-Two Cents ($5,644,050.72) in immediately available funds.

          2. The Trust represents and warrants that, upon execution and delivery to the Buyer, the Common Securities will be duly authorized, validly issued, fully paid and non-assessable and entitled to the benefits and subject to the terms of the Amended and Restated Declaration of Trust, dated as of November 4, 2002, between the Buyer, as sponsor, Wilmington Trust Company, as Delaware Trustee, Wilmington Trust Company, as Property Trustee, and Messrs. Joseph R. Ficalora, Robert Wann and Thomas R. Cangemi, as Administrative Trustees.

          3. The Buyer represents that the Common Securities are being acquired for investment and not with a view to distribution or resale.

          4. This Agreement shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State, without regard to conflicts of law principles thereof.

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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Common Securities Subscription Agreement to be duly executed and delivered as of the date hereof.

                                  New York Community Bancorp, Inc.

                                  By:  /s/ Anthony E. Burke
                                       -----------------------------------------
                                          Name: Anthony E. Burke
                                          Title: Senior Executive Vice President

                                  New York Community Capital Trust V

                                  Robert Wann, as Administrative
                                  Trustee

                                       /s/ Robert Wann
                                       -----------------------------------------

                                  Thomas R. Cangemi, as Administrative
                                  Trustee

                                       /s/ Thomas R. Cangemi
                                       -----------------------------------------

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